REAL PROPERTY PURCHASE AND SALE AGREEMENT AND

JOINT ESCROW INSTRUCTIONS

for

VACANT LAND APN 885-030-043-1

Desert Hot Springs, CA

By and between

Randall Webb

(as Seller)

and

Pineapple Express, Inc.,

a Wyoming corporation

(as Buyer)

REAL PROPERTY PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

BASIC PROVISIONS

THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is by and between Pineapple Express, Inc., a Wyoming corporation (“Buyer”), and Seller (as defined below). Definitions are in these Basic Provisions or in the attached General Provisions.

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that Seller shall sell the Property (as defined below) to Buyer and Buyer shall purchase the Property from Seller subject to all provisions of this Agreement.

1.	Effective Date: April 6, 2017

2.	Seller: Randall Webb

The parties acknowledge that as of the Date of this Agreement, Seller is not the fee holder of the Property and is in the process of acquiring title to the Property.

3.	Seller’s address for notices:	With a copy to:

4.	Buyer’s address for notices:	With a copy to:

5.	Property location:

5.1.	Street address:	665-030-043-1

6.	Tax Parcel Identification Number of the Property:	_______________________

7.	Dimensions of the Property: approximately ___	feet, by ___	feet, area:
____________ square feet.

8.	Purchase Price for the Property: $700,000.

9.	Deposit: $0 (the Deposit shall include any interest accrued thereon while in Escrow).

10.	Important Dates:

10.1.	Opening of Escrow: The date on which Escrow Officer (as defined below) receives a fully executed copy of this Agreement along- with the Deposit, as acknowledged by Escrow Officer in a written notice to both Buyer and Seller, and opens an escrow (the “Escrow”) with the Escrow Company {as defined below).

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10.2.	Closing or Closing. Data. The date on which Escrow closes and title to the Property is transferred to Buyer by recordation. of the Deed which shall occur no later than one hundred twenty (120) days after execution of this. document.

11.	Title insurance costs are allocated as follows: (a) Seller shall pay for the cost of a basic coverage owner’s title insurance policy; (b) Buyer shall pay for the difference between the basic coverage and extended coverage (ALTA) owner’s title insurance policy; and (c) Buyer shall pay for the cost of all endorsements requested by Buyer.

12.	Survey, costs are allocated as follows: Seller shall pay up to Five Thousand Dollars ($5,000.00) for the cost of the Survey (as defined below), or the update of an existing survey owned by Seller. Buyer-shall pay all additional costs of the Survey.

13.	Title Company: [SHOULD BE BUYER’S CHOICE] ___________________

14.	Escrow Company: _________________

15.	Escrow Officer: __________________

16.	Restrictive Covenants: Seller shall not allow any real property leased or owned by Seller (including any parent, subsidiary or affiliated entity or agent) within the Restricted Area on or after the Closing to be used (i) for the sale of Asian Food, (ii) for the sale of food served in a buffet format. or (iii) in a way which interferes with access to the Property or visibility of the Property (including Buyer’s building and signs) from streets adjacent to the Property (collectively, the “Restrictive Covenants”). The term “Asian Food includes, without limitation, Chinese, Japanese (including sushi), Vietnamese, Thai, Hawaiian, Mongolian, Cajun, Indian and Korean foods, food cooked in a wok, food generally recognized as Chinese food, soy sauce-based food, and food in a buffet format. The term “Restricted Area” is defined as real property Seller (including any parent, subsidiary or affiliated entity or agent) leases, owns or owned on or after the Closing within the Shopping Center, including, without limitation, any shopping centers adjacent to the Shopping Center. Seller shall execute and deliver to Buyer at the Closing a Declaration of Restrictive Covenant or other evidence of the Restrictive Covenants suitable for recording in the form attached as Exhibit C. (the “Declaration of Restrictive Covenants”).

(Signature Page Follows)

Signatures for Real Property Purchase & Agreement

This Real Property Purchase Agreement consists of the foregoing Basic Provisions, the following General Provisions, and the Exhibits listed below, all of which are incorporated herein by this reference. If there are any inconsistencies between the Basic Provisions and the General Provisions, the Basic Provisions shalt prevail. If there are any inconsistencies between the Exhibits and the Basic Provisions or General Provisions, then the Basic Provisions and General Provisions shall prevail.

Exhibit List

1.	Exhibit A	Legal Description of the Property (See Section 2, General Provisions)

2.	Exhibit B	Deed (See Section 8, General Provisions)

3.	Exhibit C	Declaration of Restrictive Covenant (See Section 22, Basic Provisions)

4.	Exhibit D	Seller’s. Work (See Section 10, General Provisions)

5.	Exhibit E	Option to Purchase (See Section , Basic Provisions)

Signature of Seller:

Randall Webb

/s/ Randall Webb

Signature of Buyer:

Pineapple Express, Inc.

By:	/s/ Matthew Feinstein
Name:	Matthew Feinstein
Title:	CEO and President

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1. Escrow and Closing Instructions. This Section constitutes joint escrow instructions to Escrow Officer for the purpose of completing the sale contemplated by this Agreement. The parties agree to execute any additional escrow instructions as may be required by Escrow Officer, provided such additional instructions are reasonable and do not conflict with or alter the terms and conditions of this Agreement.

1.1. OpnJng Qf l;scrow an_d. 0 p_QJj!. Upon execution of this Agreement, Buyer shall deliver a fully executed copy of this Agreement to Escrow Officer. The Deposit, as an earnest money deposit, shall be deposited in Escrow by Buyer by check, cashier’s check or wire transfer of -cash on or within five (5) business days .of the delivery of the fully executed .agreement to Escrow Officer. Escrow Officer shall confirm the date of Opening of EscFow and receipt of the Deposit .allocation by notice to Buyer and Seller. Prior to expiration of the Inspection Period, the Deposit -shall be fully refundable to Buyer, but applicable to the Purchase Price if Escrow closes. After -expiration of the Inspection Period, the Deposit shall be nonrefundable to Buyer (except in the event .of a breach by Seller) but applicable to the Purchase Price if Escrow closes.

1.2. ln e.stni.enLoLD PQ. _itedJ:und_s. At Buyer’s request, the Deposit shall be invested by Escrow Officer in a federally insured market competitive interest-bearing money market account, or as otherwise approved by Buyer. The Deposit (including all interest accrued on such Deposit while in Escrow}, shall be for the benefit of Buyer, and shall be credited towards the Purchase Price at the Closing.

1.3. Closing Costs. All taxes, assessments, utility charges and rents shall be prorated by Escrow Officer as of the Closing Date using a three hundred sixty five (365) day year and a thirty (30) day month. Seller shall pay and discharge all other monetary encumbrances against the Property. Casualty insurance shall not be prorated. but shall be cancelled as of the Closing Date. All transfer taxes, documentary taxes, delinquent property taxes and assessments (if any), and recording charges shall be paid by Seller at Closing. The cost of Title Insurance shall be paid as provided in the Basic Provisions. Ali escrow fees of the Escrow Company shall be paid equally by Buyer and Seller.

1.4. Buy_ ( _C1.9. 11Q._Qblig1;1tjo_r.,!>. On or before the Closing, Buyer shall deposit with Escrow Officer in immediately available wire transfer funds the balance· of the Purchase Price and any escrow and title charges set forth in Section 12, and listed on the Buyer approved settlement statement as required for Closing.

1.5. Seller’s Closing_ QJ>li9.atiq_11s. At the Closing, Seller shall deliver to Escrow Officer: (a) a duly executed and acknowledged Deed, (b) an appropriate affidavit of non-foreign seller status, (c) a duly executed copy of the Declaration of Restrictive Covenant, and (d) all other documents required by Buyer or Escrow Officer for the Closing.

1.6. Brokers’ Fees. Upon Closing, Escrow Officer shall, on behalf of Seller and out of the sale proceeds due to Seller. disburse the fees based on the allocation set forth in the Basic Provisions.

1.7. Escrow Officer’s Closing Obligations. Buyer shall provide Escrow Officer with additional closing instructions by written letter prior to the date of the Closing.

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2. Attorneys’ Fees. If any action is commenced to enforce any provision of this Agreement, the prevailing party as determined by a final court judgment shall be entitled to recover from the other party such reasonable attorneys’ fees and costs incurred in the action as the court may award.

3.	Risk of Loss; Condemnation.

3.1. Risk of Loss. Except as otherwise provided to the contrary else where in this Agreement the risk of loss ta the Property shall be borne by Seller until the Closing. From and after the Closing, all risk-of loss with respect to the Property shall be borne by Buyer.

3.2. Risk of Loss; Condemnation. In the event of condemnation or notice of condemnation of all or a substantial portion of the Property (in Buyer’s reasonable determination) prior to the Closing, Buyer shall have the right to terminate this Agreement by written notice delivered to the other party within ten (10) business days after the later .of: (i) the date of such condemnation; or

(ii)  the date Seller’s notice regarding the condemnation is delivered to Buyer. If Buyer elects to terminate this Agreement, the Deposit and interest remaining in Escrow shall be refunded to Buyer and the parties shall have no further obligations to each other under this Agreement, except as specifically set forth in this Agreement. If Buyer elects to continue with this Agreement. the parties shall proceed to the Closing with no reduction in the Purchase Price and, at the Closing, Seller shall (i) pay to Buyer through Escrow any condemnation proceeds received by Seller with respect to the Property, and (ii) assign to Buyer all of Seller’s right, title and interest in and to any condemnation proceeds with respect to th& Property, less fees, costs and expenses incurred by Seller in connection therewith.

4.	Remedies Upon Breach.

4.1. Seller’s Remedies. IF ESCROW FAILS TO CLOSE DUE TO A BREACH BY BUYER, BUYER AND. SELLER AGREE THAT SELLER SHALL BE ENTITLED TO AN ADDITIONAL $50,000.

BUYER AND SELLER EACH CONFIRMS THAT IT HAS READ AND UNDERSTANDS AND ACCEPTS THIS LIQUIDATED DAMAGES PROVISION.

Seller’s initials	Buyer’s initial

6. Miscellaneous Provisions.

5.1. Agreement. This Agreement may be changed only by a written amendment executed by Seller and Buyer.

5.2. Consents. Unless otherwise specified in this Agreement, whenever a party is asked to provide consent under this Agreement, such party shall not unreasonably withhold, condition or delay giving the consent requested.

5.3. Interpretation of Agreement. This Agreement shall be interpreted to give effect to its fair meaning and shall be construed as though it was prepared by both parties. The invalidity of any provision of this Agreement shall not affect the validity- of any other provision of this Agreement. Section headings in this Agreement are for convenience only and shall not be used in interpreting its provisions.

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5.4. Notices. All notices required or allowed in this Agreement shall be in writing and shall be sent to the addresses (including any department or individual noted therein) shown in the Basic Provisions. A party may change its address for notice by giving notice to the other party. Notice may be delivered by either: (i) personal delivery, (ii) an express- delivery service, (iii) facsimile transmission with a hard copy by express delivery service, or (iv) U.S. Mail certified with return receipt requested. Notices are effective on the earliest of the date received, the date of the delivery receipt or facsimile transmission confirmation, or the third day after postmark, as applicable.

5.5. References. All references to this Agreement include references to all amendments to this Agreement All references to the Closing Date in this Agreement include references to all automatic extensions of the Closing Date, and any extensions by agreement between Seller and Buyer. References to the Property include references to all or any portion of the Property.

5.6. Successors_ and Assigns. All of the provisions hereof shall inure to the benefit of and be binding upon the personal representatives, heirs, successors and assigns of Seller and Buyer. Except as otherwise provided, Buyer shall have no right to assign its interest hereunder without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed by Seller. Notwithstanding the foregoing, Buyer shall have the right to assign its. interest in this Agreement to Panda Express, Inc., Panda Restaurant Group, Inc. or to an entity·, including a limited liability company, owned or controlled by Buyer, to a parent, wholly owned subsidiary or affiliated entity of Buyer, to successor by merger or consolidation, or to an entity that acquires substantially all the assets of Buyer without first obtaining Seller’s consent thereto.

5.7. Excusable Delays. Unless otherwise set forth herein, reference to days in this Agreement means consecutive calendar days including weekends and holidays. In the event any time period provided for in this Agreement-expires on a weekend or legal holiday (being defined as any holiday recognized Y the United States Postal Service), the time period shall be automatically extended to the next business day. Except as may otherwise be set forth herein, any performance provided for herein shalt be timely made if completed no later than 5:00 p.m. California time, on the day of performance. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH AND EVERY PROVISION HEREOF.

5.8. Waiver. No right or remedy under this Agreement shall be waived unless the waiver is in writing and signed by the party claimed to have made the waiver. One waiver shall not be interpreted as a continuing waiver.

5.9. No Partnership; Third Persons. It is not the intent of this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other similar business arrangement between Seller and Buyer. No term or provision of this Agreement is intended to, or shall, be for the benefit of any person, firm, corporation or other ·entity not a party hereto (including, without limitation, any broker), and no such party shall have .any right or cause of action hereunder.

5.10. Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire agreement between, and the reasonable expectations of, the parties pertaining to the subject matter hereof. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are hereby superseded and merged herein. No change or addition shall be made to this Agreement except by a written agreement executed by Buyer and Seller. Buyer shall not record this Agreement nor any memorandum thereof in the public records: without’ Seller’s prior written approval, which may be withheld in Seller’s sole and absolute. discretion.

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5.11. Indemnification. A party entitled to indemnification under this Agreement shall promptly notify the indemnifying party of Its. claim for indemnification. The party entitled to indemnification shall have- the right to defend, prosecute and settle the matter for which indemnification is sought, using legal counsel selected by the indemnified party or its insurer, with reasonable approval by the indemnifying party.

5.12. Further Documents. Buyer and Seller shall execute and deliver all such documents and perform all such acts as reasonably requested by the other party from time to time, prior to and following the Closing, to carry out the transactions contemplated by this Agreement.

5.13. Counterparts. This Agreement may be executed in any number of counterparts. Each such counterpart hereof shalt be deemed an original, but all counterparts shall constitute one agreement.

5.14. Non-Foreign Person. Seller acknowledges that it is not a “foreign person,” as that term is defined in Section 1445(f)(3) of the Code and, on or before the Closing, Seller shall provide Escrow Agent with Seller’s-affidavit stating such.

5.15. Tax Reporting. Escrow Agent, as the party responsible for closing the transaction contemplated hereby within the meaning of Section 6045(e) of the Code. shall file all necessary information, reports, returns and statements (collectively, the “Tax Reports”) regarding this transaction as required by the Code, including, without limitation, the Tax Reports required pursuant to Section 6045 of the Code. Escrow Agent further agrees to indemnify and hold Buyer and Seller, and their respective attorneys and brokers. harmless from and against all losses, claims, costs, liabilities, penalties, or expenses resulting from Escrow Agent’s failure to file the Tax Reports which Escrow Agent is required to file pursuant to this Section.

5.16. Confidentiality. The parties will maintain all Confidential Information in confidence and will not disclose such information to any other party without written consent. “Confidential Information· includes the terms of this Agreement and any and all other information, whether oral or written, communicated by Buyer to Seller relating to Buyer’s proposed development of the Property, including without limitation, Buyer’s financial information, plans, specifications, site plans or drawings (regardless of whether such information is labeled confidential). Confidential Information may be released only to such employees, partners, consultants, attorneys, brokers and lenders who have a reasonable need for such Confidential Information, provided that such need and use is related solely to the transactions contemplated herein, and that such persons agree to maintain the confidential nature of such information, or in connection with the enforcement of this Agreement. This provision is binding upon submission of this Agreement and remains binding on the parties even if the parties do not enter into this Agreement, or this Agreement is terminated.

5.17. Applicable Law. The laws of the state in which the Property is located shall govern the validity, performance and enforcement of this Agreement. f either party institutes legal suit or action for enforcement of any obligation contained herein. it is agreed that the venue of such suit or action shall be the county in which the Property is located or the United States District Court having jurisdiction over such county.

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5.18. Force Majeure. Any prevention, delay· or stoppage due to strike, lockouts, labor disputes, acts of God, inabmty to obtain tabor or materials or reasonable substitutes therefor. failure of power, governmental restrictions, governmental approvals, judicial orders, riots. insurrection, enemy or hostile government action, terrorism, civil commotion, firm or other casualty, and other reason of a similar or dissimilar nature beyond the reasonable control of the party obligated to perform (Force Majeure shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage and the period for the performance of any act, including, without limitation, the contingency periods. Set forth herein, shall be extended for the period of the delay. Force majeure shall excuse the performance by that party for a period equal to the prevention, delay or stoppage, provided that the party prevented, delayed or stopped shall have given the other party written notice thereof within ten (10) days of such event causing the prevention, delay or Stoppage, together -with a reasonable estimate of the time period of such delay. Delays or failure to perform resulting from lack of funds or financial inability shall not be deemed delays beyond the reasonable control of a party. No extension of time will be granted for rain, snow, wind,. cold temperatures, flood or other natural phenomena of normal intensity for the locality where the Property is located. Otherwise, TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH AND EVERY PROVISION HEREOF.

The- remainder of this page is intentionally left blank.

Signatures are on the last page of the Basic Provisions of this Agreement, but before the General Provisions-of this Agreement.

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EXHIBIT A

TO REAL PROPERTY PURCHASE AGREEMENT

Legal Description of the Property

The Property includes all easements and other rights appurtenant thereto.

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EXHIBIT B

TO REAL PROPERTY PURCHASE AGREEMENT

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